SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )
Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under Rule 14a-12

CSX Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule  0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

On June 6, 2008, Louis Steger filed a purported class action lawsuit in the Circuit Court of the Fourth Judicial Circuit of the State of Florida, in and for Duval County against the directors of CSX Corporation (the “Company”), alleging breaches of fiduciary duty in connection with the solicitation of proxies in respect of the CSX 2008 annual meeting of shareholders. The plaintiff seeks, among other things, (i) injunctive relief directing the directors to cure alleged misstatements and omissions in the Company’s proxy filings, (ii) appropriate equity relief to remedy the alleged breaches of fiduciary duties and (iii) costs (including attorneys’, accountants’ and experts’ fees and expenses). The Company and the directors believe the allegations are without merit and will defend against them vigorously. The text of the complaint is attached as Exhibit 99.1 and is incorporated herein by reference.

On June 20, 2008, the Company issued an employee communication attached hereto as Exhibit 99.2.

Exhibit 99.3 is the form of shareholder ballot to be used at the annual meeting of the Company’s shareholders on June 25, 2008.  Ballots may be executed in person at the meeting or, pursuant to Section 13.1-664.1(E) of the Virginia Stock Corporation Act, may be submitted by electronic transmission to a representative of the Company.